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                                                                    Exhibit 10.6


                       EMPLOYMENT AND NONCOMPETITION AGREEMENT


    This EMPLOYMENT AND NONCOMPETITION AGREEMENT ("Agreement") is made as of the 8th day of July, 1997 between David Nettina ("Executive") and SL Green Realty Corp., a Maryland corporation with its principal place of business at 70 West 36th Street, New York, New York 10018 (the "Employer").

    1. TERM. The term of this Agreement shall commence on the date first above written and, unless earlier terminated as provided in Section 3(f)(ii)(A) and Section 6 below, shall terminate on the third anniversary of the date of this Agreement (the "Original Term"); PROVIDED, HOWEVER, that Section 8 hereof shall survive the termination of this Agreement as provided therein. The Original Term may be extended for such period or periods, if any, as may be mutually agreed to by Executive and the Employer (each a "Renewal Term"). If the Employer intends not to extend the Original Term, the Employer will give Executive at least six (6) months written notice of such intention. The period of Executive's employment hereunder consisting of the Original Term and all Renewal Terms, if any, is herein referred to as the "Employment Period".

    2.   EMPLOYMENT AND DUTIES.

         (a) DUTIES. During the Employment Period, Executive shall be employed in the business of the Employer and its affiliates. Executive shall serve the Employer as a senior corporate executive with the titles of Executive Vice President and Chief Operating Officer of the Employer. Executive will report directly to Stephen L. Green, the Chief Executive Officer of the Employer. Executive shall also serve as Chief Financial Officer of the Employer for so long as the Employer desires and at the sole discretion of the Employer. Any other person appointed as Chief Financial Officer during the period of Executive's employment will report directly to Executive. Executive's duties and authority shall be as set forth in the By-laws of the Employer and as otherwise established from time to time by the Board of Directors of the Employer, but in all events such duties shall be commensurate with his titles and positions with the Employer. In addition, within two years of the date first above written, Executive shall be considered for the office of President of the Employer and for a seat on the Employer's Board of Directors. Any such appointment shall be made at the sole discretion of the Board of Directors.

         (b) BEST EFFORTS. Executive agrees to his employment as described in this Section 2 and agrees to devote substantially all of his business time and efforts to the performance of his duties under this Agreement, except as otherwise approved by the Board of Directors of the Employer; PROVIDED, HOWEVER, that nothing herein shall be interpreted to preclude Executive from (i) participating as an officer or director of, or


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    advisor to, any charitable or other tax exempt organization or otherwise engaging in charitable, fraternal or trade group activities, or (ii) investing his assets as a passive investor in other entities or business ventures, provided that he performs no management or similar role with respect to such entities or ventures and such investment does not violate
    Section 8 hereof.

         (c) TRAVEL. In performing his duties hereunder, Executive shall be available for all reasonable travel as the needs of the Employer's business may require. Executive shall be based in the metropolitan area of New York City (the "New York City metropolitan area").

    3. COMPENSATION AND BENEFITS. In consideration of Executive's services hereunder, the Employer shall compensate Executive as provided in this Section 3.

         (a) BASE SALARY. The Employer shall pay Executive an aggregate minimum annual salary at the rate of $200,000 per annum during the period commencing upon Executive's reporting for work at the Employer through the end of the Employment Period ("Base Salary"), subject to applicable withholding. Base Salary shall be payable monthly in accordance with the Employer's normal business practices.

         (b) BONUSES. The Employer shall pay Executive a minimum yearly bonus of $100,000, subject to applicable withholdings, payable respectively on the first, second and third anniversaries of the date of this Agreement (respectively, the "First Anniversary", the "Second Anniversary" and the "Third Anniversary").

         (c) STOCK LOAN. Upon completion of the initial public offering ("IPO") of the Employer's Common Stock, par value $.01 per share, Employer agrees to provide to Executive a loan to purchase Common Stock in the principal amount of $300,000 in accordance with the terms set forth in Exhibit A hereto.

         (d) INCENTIVE COMPENSATION. In addition to the Base Salary payable to Executive pursuant to Section 3(a), during the Employment Period, Executive shall be eligible to participate in any incentive compensation plans in effect with respect to senior executive officers of the Employer, subject to Executive's compliance with such criteria as the Employer's Board of Directors, in its sole discretion, may establish for Executive's participation in such plans from time to time, which criteria will be at least


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    as favorable as those criteria applicable to all other executive officers of the Employer except Stephen L. Green and Nancy A. Peck. Any awards to Executive under such plans will be established by the Employer's Board of Directors, or a committee thereof, in its sole discretion.

         (e) STOCK OPTIONS. During the Employment Period, in the sole discretion of the Employer's Board of Directors or a committee thereof, Executive shall be eligible to participate in the Employer's stock option and incentive plan (the "Plan"), which authorizes the grant of stock options, stock awards and the making of loans to acquire stock, pursuant to criteria at least as favorable as those criteria applicable to all other executive officers of the Employer except Stephen L. Green and Nancy A.
    Peck.   It is the intention of the Employer, within eighteen (18) months of the closing of the IPO, to design and implement performance based compensation standards that will permit the Employer to award to Executive, in the sole discretion of the Employer's Board of Directors or a committee thereof, a material equity position in the Employer. Notwithstanding the foregoing, it is specifically agreed that upon the closing of the IPO, Executive shall receive options to purchase the greater of (i) 50,000 shares of the Employer's Common Stock; or (ii) the greatest number of shares encompassed by any stock option award made to any executive officer of the Employer other than Stephen L. Green or Nancy Peck on or prior to the completion of the IPO (the "Options"). The exercise price per share of the Options shall be equal to the IPO price. The Options shall have a term of ten years, and shall be exercisable for one third of the shares encompassed by the Options on each of the first, second and third anniversaries of the date of completion of the IPO respectively. The Options shall be exercisable only in accordance with the terms and conditions of the Plan and in accordance with applicable federal, state and local laws and regulations.

         (f)  EQUITY AWARDS.

              (i) If the IPO is completed on or prior to the First Anniversary, Executive will be awarded $200,000 worth of restricted shares of the Common Stock of the Employer on each of the First Anniversary, the Second Anniversary and the Third Anniversary. For the purposes of any such awards, the shares awarded shall be valued as of the date of the IPO.

              (ii) If the IPO is not completed on or prior to the First Anniversary, Executive shall have the option to:

                   (A) resign, and, in addition to the payments provided for in Section 6 of this Agreement, receive a lump-sum cash payment of $500,000 in complete satisfaction of the terms of this Agreement; or


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                   (B)  remain in the employment of the Employer under the
              terms of this Agreement and on each of the First Anniversary, Second Anniversary and Third Anniversary be awarded an equity interest in existing property partnerships or service corporations through which Stephen L. Green presently conducts the commercial real estate business of SL Green Real Estate, having an aggregate value of not less than $200,000, as valued by such appraisal process as may be mutually and reasonably agreed upon by Executive and the Employer. In the event that the IPO is completed prior to the Second Anniversary or the Third Anniversary, in lieu of the awards provided for in this Section 3(e)(ii)(B), Executive shall receive $200,000 worth of restricted shares of common stock of the Employer on either or each of the Second Anniversary and the Third Anniversary, as the case may be. For the purposes of any such awards, the shares awarded shall be valued as of the date of the IPO.

         (g) EXPENSES. Executive shall be reimbursed for all reasonable business related expenses incurred by Executive at the request of or on behalf of the Employer, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Employer.

         (h) RELOCATION EXPENSES. The Employer will reimburse the Executive on terms mutually and reasonably agreed upon by Executive and the Employer for the customary and reasonable costs Executive incurs in relocating and moving his household goods and belongings from Manlius, New York to the New York City metropolitan area. Such costs shall include (i) customary and reasonable moving and packing expenses incurred by Executive in moving such household goods and belongings, (ii) customary and reasonable real estate brokerage costs and closing costs incurred by Executive upon the sale of his home in Manlius, New York, (iii) customary and reasonable closing costs (including a maximum of one "point" on any related mortgage loan) incurred by Executive upon purchase or lease of a residence in the New York City metropolitan area, (iv) customary and reasonable rental costs (including any customary and reasonable rental agent's commission) incurred by Executive in connection with the temporary rental of a furnished one bedroom apartment in the New York City metropolitan area for the period from the beginning of Executive's employment through the month in which Executive takes possession of a permanent residence in such area, but in no event for more than six months, (v) reimbursement of costs actually incurred by Executive for the purchase and use of (a) up to a total of four round-trip coach class airline tickets between Syracuse, New York and New York City for Executive's wife and (b) up to four round-trip coach class airline tickets per month between New York City and Syracuse, New York for Executive, both during the period from the beginning of Executive's employment through Executive's taking possession of a permanent residence in the New York City metropolitan area, and (vi) if the Internal Revenue Service or any state or


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    local taxing authorities takes the position that the relocation expenses reimbursed pursuant to this Section 3(h) results in the receipt of taxable income to Executive, an amount equal to the aggregate Federal, state, and local income and employment taxes imposed on Executive as a direct result of such reimbursement.

         (i) OTHER EXPENSES. (i) The Employer will reimburse the Executive $500 for the costs incurred by Executive in connection with Executive's cancelled vacation plans during August 1997 and, (ii) if any medical insurance expense pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 is incurred by Executive solely as a result of a delay of more than 60 days in Executive's eligibility for coverage under Employer's medical plan, such insurance expense shall be reimbursed by Employer to Executive.

         (j) MEDICAL INSURANCE. During the Employment Period, Executive and Executive's immediate family shall be entitled to participate in such medical benefit plan as the Employer shall maintain from time to time for the benefit of senior executive officers of the Employer and their families, on the terms and subject to the conditions set forth in such plan. Nothing in this section shall limit the Employer's right to change, modify or terminate any benefit plan or program as it sees fit from time to time in the normal course of business.

         (k) VACATIONS. Executive shall be entitled to reasonable paid vacations in accordance with the then regular procedures of the Employer governing senior executive officers.

         (l) OTHER BENEFITS. During the Employment Period, the Employer shall provide to Executive such other benefits, including sick leave and the right to participate in such retirement or pension plans, as are made generally available to senior executive officers and employees of the Employer from time to time.

    4. INDEMNIFICATION AND LIABILITY INSURANCE. The Employer agrees to indemnify Executive to the extent permitted by applicable law from and against any and all losses, damages, claims, liabilities and expenses for which such indemnified party has not otherwise been reimbursed (including the costs and expenses of legal counsel retained by the Employer to defend the Executive and judgments, fines and amounts paid in settlement actually and reasonably incurred by or imposed on such indemnified party) with respect to any actions commenced against Executive in his capacity as an officer or director, or former officer or director, of the Employer or any affiliate thereof for which he may serve in such capacity. The Employer also agrees to use its best efforts to secure and maintain officers and directors liability insurance providing coverage for Executive.


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         (a)  INDEMNIFICATION BY EXECUTIVE.  Executive agrees to indemnify the
    Employer and its affiliates and their respective directors, officers and employees from and against any and all losses, damages, claims, liabilities and expenses for which such indemnified party has not otherwise been reimbursed (including the costs and expenses of legal counsel retained by Executive to defend the Employer and its affiliates and their respective directors, officers and employees, and judgments, fines and amounts paid in settlement actually and reasonably incurred by or imposed on any indemnified party) in connection with any action, suit or proceeding resulting from breach of any other contract or agreement to which Executive may be a party, or any restrictive covenant by which Executive may be bound, and Executive hereby warrants that his execution of this Agreement, and performance of duties hereunder, does not constitute the breach of any other contract or agreement to which Executive may be a party, and does not constitute the breach of any restrictive covenant by which Executive may be bound.

    5. EMPLOYER'S POLICIES. Executive agrees to observe and comply with the reasonable rules and regulations of the Employer as adopted by its Board of Directors from time to time regarding the performance of his duties and to carry out and perform orders, directions and policies communicated to him from time to time by the Employer's Board of Directors.

    6. TERMINATION. The Executive's employment hereunder may be terminated under the following circumstances:

         (a)  TERMINATION BY THE EMPLOYER.

              (i) DEATH. The Executive's employment hereunder shall terminate upon his death.

              (ii) DISABILITY. If, in the reasonable good faith determination of the Board of Directors, as a result of the Executive's incapacity due to physical or mental illness or disability, the Executive shall have been incapable of performing his duties hereunder even with a reasonable accommodation on a full-time basis for the entire period of three consecutive months or any 90 days in a 180-day period, and within 30 days after written Notice of Termination (as defined in Section 6(c)) is given he shall not have returned to the performance of his duties hereunder on a full-time basis, the Employer may terminate the Executive's employment hereunder.

              (iii) CAUSE. The Employer may terminate the Executive's employment hereunder for Cause. For purposes of the Agreement, "Cause" shall mean that the Board of Directors of the Employer concludes, in good faith and after reasonable investigation, that: (i) the Executive engaged in conduct which is a felony under the laws of the United States or any state or political subdivision


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         thereof; (ii) the Executive engaged in conduct constituting breach of fiduciary duty, gross negligence or willful misconduct relating to the Employer, fraud or dishonesty or willful or material misrepresentation relating to the business of the Employer; or (iii) the Executive breached his obligations or covenants under Section 8 of this Agreement in any material respect.

              (iv) WITHOUT CAUSE. Executive's employment hereunder may be terminated by the Employer at any time with or without Cause (as defined in Section 6(a)(iii) above), by a majority vote of all of the members of the Board of Directors of the Employer upon written notice to Executive, subject only to the severance provisions specifically set forth Section 7.

         (b)  TERMINATION BY THE EXECUTIVE.

              (i) DISABILITY. The Executive may terminate his employment hereunder for Disability within the meaning of Section 6(a)(ii) above.

              (ii) WITH GOOD REASON. Executive's employment hereunder may be terminated by Executive With Good Reason effective immediately by written notice to the Board of Directors of the Employer. For purposes of this Agreement, "With Good Reason" shall mean: (i) a failure of the Board of Directors of the Employer to elect Executive to offices with the same or substantially the same duties and responsibilities as set forth in Section 2 or to continue Executive's reporting relationship as set forth in Section 2; (ii) a material failure by the Employer to comply with the provisions of Section 3 or a material breach by the Employer of any other provision of this Agreement which has not been cured within 30 days after notice of noncompliance, (specifying the nature of the noncompliance) has been given by the Executive to the Employer; or (iii) a Change-in-Control (as such term is defined in Section 6(d) below).

         (c) NOTICE OF TERMINATION. Any termination of the Executive's employment by the Employer or by the Executive (other than termination pursuant to subsection (a)(i) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10 of this Agreement. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, as applicable, shall set forth in reasonable detail the fact and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

         (d) DEFINITIONS. The following terms shall be defined as set forth below.


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              (i)  A "Change-in-Control" shall be deemed to have occurred after the effective date of the IPO if:

                   (A) any Person, together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the "Exchange Act")) of such Person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Employer representing 40% or more of either (A) the combined voting power of the Employer's then outstanding securities having the right to vote in an election of the Employer's Board of Directors ("Voting Securities") or (B) the then outstanding shares of all classes of stock of the Employer (in either such case other than as a result of the acquisition of securities directly from the Employer); or

                   (B) individuals who, as of the date of the closing of the IPO, constitute the Employer's Board of Directors (the "Incumbent Directors") cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Employer's Board of Directors, provided that any person becoming a director of the Employer subsequent to the closing of the IPO whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors shall, for purposes of this Agreement, be considered an Incumbent Director; or

                   (C) the stockholders of the Employer shall approve (1) any consolidation or merger of the Employer or any subsidiary where the stockholders of the Employer, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate at least 50% of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (2) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Employer or (3) any plan or proposal for the liquidation or dissolution of the Employer;

    Notwithstanding the foregoing, a "Change-in-Control" shall not be deemed to have occurred for purposes of the foregoing clause (A) solely as the result of an acquisition of securities by the Employer which, by reducing the number of shares of stock or other Voting


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Securities outstanding, increases (x) the proportionate number of shares of stock of the Employer beneficially owned by any Person to 40% or more of the shares of stock then outstanding or (y) the proportionate voting power represented by the Voting Securities beneficially owned by any Person to 40% or more of the combined voting power of all then outstanding Voting Securities; PROVIDED, HOWEVER, that if any Person referred to in clause (x) or (y) of this sentence shall thereafter become the beneficial owner of any additional stock of the Employer or other Voting Securities (other than pursuant to a share split, stock dividend, or similar transaction), then a "Change-in-Control" shall be deemed to have occurred for purposes of the foregoing clause (A). In addition, notwithstanding the foregoing, a "Change-in-Control" shall not be deemed to have occurred if Stephen L. Green continues to serve as Chief Executive Officer or the equivalent of the surviving entity of any event listed in the foregoing clauses (A), (B) or (C) and no Force Out (as defined below) has occurred with respect to the Executive.

              (ii) A "Force Out" shall be deemed to have occurred in the event of a Change-In-Control followed by:

                   (A) a change in duties, responsibilities, status or positions with the Employer, which, in Executive's reasonable judgment, does not represent a promotion from or maintaining of Executive's duties, responsibilities, status or positions as in effect immediately prior to the Change-In-Control, or any removal of Executive from or any failure to reappoint or reelect Executive to such positions, except in connection with the termination of Executive's employment for Cause, disability, retirement or death;

                   (B) a reduction by the Employer in Executive's Base Salary as in effect immediately prior to the Change-In-Control;

                   (C) the failure by the Employer to continue in effect any of the benefit plans in which Executive is participating at the time of the Change-In-Control of the Employer (unless Executive is permitted to participate in any substitute benefit plan with substantially the same terms and to the same extent and with the same rights as Executive had with respect to the benefit plan that is discontinued) other than as a result of the normal expiration of any such benefit plan in accordance with its terms as in effect at the time of the Change-In-Control, or the taking of any action, or the failure to act, by the Employer which would adversely affect Executive's continued participation in any of such benefit plans on at least as favorable a basis to Executive as was the case on the date of the Change-In-Control or which would materially reduce Executive's benefits in the future under any of such benefit plans or deprive Executive of any material benefits enjoyed by Executive at the time of the


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              Change-In-Control; PROVIDED, HOWEVER, that any such action or inaction on the part of the Employer, including any modification, cancellation or termination of any benefits plan, undertaken in order to maintain such plan in compliance with any federal, state or local law or regulation governing benefits plans, including, but not limited to, the Employment Retirement Income Security Act of 1974, shall not constitute a Force Out for the purposes of this Agreement.

                   (D) the Employer's requiring Executive to be based in an office located beyond a reasonable commuting distance from Executive's residence immediately prior to the Change-In-Control, except for required travel relating to the Employer's business to an extent substantially consistent with the business travel obligations which Executive undertook on behalf of the Employer prior to the Change-In-Control;

                   (E) the failure by the Employer to obtain from any successor to the Employer an agreement to be bound by this Agreement pursuant to Section 13 hereof; or

              (iii) "Person" shall have the meaning used in Sections 13(d) and 14(d) of the Exchange Act; provided however, that the term "Person" shall not include (A) Stephen L. Green or Nancy A. Peck, or
         (B) the Employer, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan of the Employer or any of its subsidiaries.

    7.   COMPENSATION UPON TERMINATION OR DURING DISABILITY.

         (a) TERMINATION WITHOUT CAUSE OR WITH GOOD REASON. If (i) Executive is terminated without Cause pursuant to Section 6(a)(iv) above, or (ii) Executive shall terminate his employment hereunder with Good Reason pursuant to Section (6)(b)(ii) above, then the Employment Period shall terminate as of the effective date set forth in the written notice of such termination (the "Termination Date") and Executive shall be entitled to the following benefits:

              (i) The Employer shall continue to pay Executive's Base Salary for the remaining term of the Employment Period after the date of Executive's termination, or for one year, whichever period is longer, at the rate in effect on the date of his termination and on the same periodic payment dates as payment would have been made to Executive had the Employment Period not been terminated;


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              (ii) For the remaining term of the Employment Period, or for one year, whichever period is longer, Executive shall continue to receive all benefits described in Section 3 existing on the date of termination, including, but not limited to, any bonuses or equity awards described in Section 3 of this Agreement, subject to the terms and conditions upon which such benefits may be offered. For purposes of the application of such benefits, Executive shall be treated as if he had remained in the employ of the Employer with a Base Salary at the rate in effect on the date of termination;

              (iii) For purposes of any stock option plan of the Employer, if any, Executive shall be treated as if he had remained in the employ of the Employer for the remaining term of the Employment Period after the date of Executive's termination, or for one year, whichever period is longer, so that Executive may exercise any exercisable options and Executive's other rights shall continue to vest during the remaining term of the Employment Period with respect to any options previously granted under such plans except as otherwise provided in such plans;

              (iv) If Executive obtains other employment, or receives any compensation, income or benefits from services rendered to any person or entity during the remaining term of Employment Period after the date of Executive's termination, the payments and benefits due under
         Section 7(a) will be reduced by the amount of such compensation, income, or benefits, except that in no event shall the payment and benefits due under Section 7(a) be reduced to less than the amount of such payments and benefits that would have been received by Executive over a one year period. Executive shall give prompt notice to the Employer of any such employment undertaken or services rendered by him, which notice shall include a description of the compensation, income or benefits he will receive, and the date of receipt.
         Executive shall also give prompt notice to the Employer of any changes in such employment or income.

         (b) TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If (i) Executive is terminated for Cause pursuant to Section 6(a)(iii) above, or (ii) Executive shall voluntarily terminate his employment hereunder without Good Reason pursuant to Section 6(b)(ii) above, then the Employment Period shall terminate as of the effective date set forth in the written notice of such termination (the "Termination Date") and, subject to the terms of Section 3(f)(ii)(A) above, Executive shall be entitled to receive only his Base Salary at the rate then in effect until the Termination Date and any outstanding stock options held by Executive shall expire in accordance with the terms of the stock option plan or option agreement under which the stock options were granted.


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         (c)  TERMINATION BY REASON OF DEATH.  If Executive's employment terminates due to his death, the Employer shall pay Executive's Base Salary plus any applicable pro rata portion of the yearly bonus described in
    Section 3(b) above for a period of six months from the date of his death, or such longer period as the Employer's Board of Directors may determine, to Executive's estate or to a beneficiary designated by Executive in writing prior to his death. Any unexercised or unvested stock options shall remain exercisable or vest upon Executive's death only to the extent provided in the applicable option plan and option agreements.

         (d) TERMINATION BY REASON OF DISABILITY. In the event that Executive's employment terminates due to his disability as defined in
    Section 6(a)(ii) above, Executive shall be entitled to be paid his Base Salary plus any applicable pro rata portion of the yearly bonus described in Section 3(b) above for a period of three months from the date of such termination, or such longer period as the Employer's Board of Directors may determine. Any unexercised or unvested stock options shall remain exercisable or vest upon such termination only to the extent provided in the applicable option plan and option agreements.

         (e) ARBITRATION IN THE EVENT OF A DISPUTE REGARDING THE NATURE OF TERMINATION. In the event that the Executive's employment is terminated by the Employer for Cause or by Executive for Good Reason, and either party contends that such Cause or Good Reason did not exist, the parties agree to submit such claim to arbitration before the American Arbitration Association ("AAA"), and Executive hereby agrees to submit to any such dispute to arbitration pursuant to the terms of this Section 7(e). In such a proceeding, the only issue before the arbitrator will be whether Executive's employment was in fact terminated for Cause or for Good Reason, as the case may be. If the arbitrator determines that Executive's employment was terminated by the Employer without Cause or was terminated by Executive for Good Reason, the only remedy that the arbitrator may award is an amount equal to the severance payments specified in Section 7, the costs of arbitration, and Executive's attorneys' fees. If the arbitrator finds that Executive's employment was terminated by the Employer for Cause or by the Executive without Good Reason, the arbitrator will be without authority to award Executive anything, and the parties will each be responsible for their own attorneys' fees, and the costs of arbitration will be paid 50% by Executive and 50% by the Employer.

    8.   CONFIDENTIALITY; PROHIBITED ACTIVITIES.  The Executive and the
Employer recognize that due to the nature of his employment and relationship with the Employer, the Executive has access to and develops confidential business information, proprietary information, and trade secrets relating to the business and operations of the Employer. The Executive acknowledges that such information is valuable to the business of the Employer, and that disclosure to, or use for the benefit of, any person or entity other than the Employer, would cause irreparable damage to the Employer. The Executive further acknowledges that his duties for the Employer include the duty to develop and maintain client, customer, employee, and other business relationships on behalf of the Employer; and that access to and development of those close business relationships for the Employer render his services special, unique and extraordinary. In recognition that the good will and business relationships described herein are valuable to the Employer, and that loss of or damage to those relationships would destroy or diminish the value of the Employer, the Executive agrees as follows:

         (a) CONFIDENTIALITY. During the term of this Agreement (including any renewals), and at all times thereafter, the Executive shall maintain the confidentiality of all confidential or proprietary information of the Employer ("Confidential Information"), and, except in furtherance of the business of the Employer or as specifically required by law or by court order, he shall not directly or indirectly disclose any such information to any person or entity; nor shall he use Confidential Information for any purpose except for the benefit of the Employer. For purposes of the Agreement, "Confidential Information" includes, without limitation: client or customer lists, identities, contacts, business and financial information; investment strategies; pricing information or policies, fees or commission arrangements of the Employer; marketing plans, projections, presentations or strategies of the Employer; financial and budget information of the Employer; new personnel acquisition plans; and all other business related information which has not been publicly disclosed by the Employer. This restriction shall apply regardless of whether such Confidential Information is in written, graphic, recorded, photographic, data or any machine readable form or is orally conveyed to, or memorized by, the Executive. The Executive further agrees that, during the Employment Period and at all times thereafter, he shall keep confidential and shall not release, use or disclose without prior written permission of the Employer, all Confidential Information developed by him on behalf of the Employer or provided to him by the Employer, excepting only such information as was already known to him prior to the commencement of his employment by the Employer or such information as is already known to the public.

         (b) PROHIBITED ACTIVITIES. Because Executive's services to the Employer are essential and because Executive has access to the Employer's Confidential Information, Executive covenants and agrees that (i) during the Employment Period and (ii) in the event that this Agreement is terminated by the Employer for Cause or by Executive other than for Good Reason, Executive will not, without the prior written consent of the Board of Directors of the Employer which shall include the unanimous consent of the Directors who are not officers of the Employer, directly or indirectly (individually, or through or on behalf of another entity as owner, partner, agent, employee, consultant, or in any other capacity), during the Noncompetition Period:

              (i) engage, participate or assist, as an owner, partner, employee, consultant, director, officer, trustee or agent, in any business that engages or attempts to engage in, directly or indirectly, the acquisition, development, construction, operation, management or leasing of any office real estate property anywhere in the New York City metropolitan area;

              (ii) seek, solicit, or engage in any attempt to establish for himself or for any other person or entity, a business relationship with any person or entity who was a client or customer of the Employer, or who was solicited to become a client or customer of the Employer, during the Employment Period ("Employer Clients") (for purposes of this Section 8(b)(ii) only, the term "Employer Clients" shall not include tenants in properties owned or managed by the Employer, unless such Employer Clients are otherwise clients or customers of the Employer; all other uses of the term "Employer Clients" herein shall include such tenants);

              (iii) engage in any activity to interfere with, disrupt or damage the business of the Employer, or its relationships with any Employer Client, employee, supplier or other business relationship;

              (iv) engage in business with, or provide advice or services to, any Employer Client solicited by the Executive in breach of Section 8 of this Agreement (whether or not such services are compensated);

              (v) receive, or cause any other person or entity to receive, any compensation, consideration, or income, in any form, from any Employer Client solicited by him in breach of Section 8 of this Agreement; or

              (vi) solicit, encourage, or engage in any activity to induce any Employee of the Employer to terminate employment with the Employer, or to become employed by, or to enter into a business relationship with, any other person or entity. For purposes of this subsection, the term Employee means any individual who is an employee of or consultant to the Employer (or any affiliate) during the six-month period prior to Executive's last day of employment.

         (c) NONCOMPETITION PERIOD. For purposes of this Section 8, the Noncompetition Period shall mean the period commencing on the date of termination of Executive's employment under this Agreement and ending on the later of (i) the Third Anniversary or (ii) the first anniversary of the date of termination of Executive's employment under this Agreement.

         (d) PASSIVE INVESTMENTS. Notwithstanding anything contained herein to the contrary, Executive is not prohibited by this Section 8 from making investments in any entity that engages, directly or indirectly, in the acquisition, development, construction, operation, management or leasing of office real estate properties, regardless of where they are located, if the shares or other ownership interests of such entity are publicly traded and Executive's aggregate investment in such entity constitutes less than one percent (1%) of the equity ownership of such entity.

         (e) EMPLOYER PROPERTY. The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Employer are the sole property of the Employer ("Employer Property"). During his employment, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Employer, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Employer, except in furtherance of his duties under the Agreement. When the Executive terminates his employment with the Employer, or upon request of the Employer at any time, the Executive shall promptly deliver to the Employer all originals and copies of Employer Property in his possession or control and shall not retain any originals or copies in any form.

         (f)  NO DISPARAGEMENT.     Following termination of the Executive's
    employment for any reason, the Executive shall not disclose or cause to be disclosed any negative, adverse or derogatory comments or information about
    (i) the Employer and its parent, affiliates or subsidiaries, if any; (ii) any product or service provided by the Employer and its parent, affiliates or subsidiaries, if any; or (iii) the Employer's and its parent's, affiliates' or subsidiaries' prospects for the future. Following termination of the Executive's employment for any reason other than for Cause, the Employer shall not disclose or cause to be disclosed any negative, adverse or derogatory comments or information about the Executive.

         (g) REMEDIES. The Executive declares that the foregoing limitations in Sections 8(a) through 8(f) above are reasonable and necessary for the adequate protection of the business and the goodwill of the Employer. If any restriction contained in this Section 8 shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, scope, or other provisions hereof to make the restriction consistent with applicable law, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby. In the event that the Executive breaches any of the promises contained in this Section 8, the Executive acknowledges that the Employer's remedy at law for damages will be inadequate and that the Employer will be entitled to specific performance, a temporary restraining order or preliminary injunction to prevent the Executive's prospective or continuing breach and to maintain the status quo. The existence of this right to injunctive relief, or other equitable relief, or the Employer's exercise of any of these rights, shall not limit any other rights or remedies the Employer may have in law or in equity including, without limitation, the right to arbitration contained in Section 7(e) hereof and the right to compensatory and monetary damages. In the event that a final non-appealable judgment is entered in favor of one of the parties, that party shall be reimbursed by the other party for all costs and attorneys' fees incurred by such party in such action. Executive hereby agrees to waive his right to a jury trial with respect to any action commenced to enforce the terms of this Agreement.

         (h) TRANSITION. Regardless of the reason for his departure from the Employer, the Executive agrees that: (i) he shall assist the Employer in maintaining the business of the clients and customers with whom the Executive has a relationship; and (ii) he shall take all steps reasonably requested by the Employer to effect a successful transition of those relationships to the person or persons designated by the Employer.

         (i) COOPERATION WITH RESPECT TO LITIGATION. During the Employment Period and at all times thereafter, Executive agrees to give prompt written notice to the Employer of any claim or injury relating to the Employer and to cooperate fully, in good faith and to the best of his ability with the Employer in connection with any and all pending, potential or future claims, investigations or actions which directly or indirectly relate to any action, event or activity about which Executive may have knowledge in connection with or as a result of his employment by the Employer hereunder. Such cooperation will include all assistance that the Employer, its counsel or its representatives may reasonably request, including reviewing documents, meeting with counsel, providing factual information and material, and appearing or testifying as a witness; PROVIDED, HOWEVER, that the Employer will reimburse Executive for all reasonable travel expenses, including lodging and meals, incurred by him in fulfilling his obligations under this Section 8(i) and, except as may be required by law or by court order, should Executive then be employed by an entity other than the Employer, such cooperation will not unreasonably interfere with Executive's then current employment.

         (j) SURVIVAL. The provisions of this Section 8 shall survive termination of the Executive's employment. The covenants contained in
    Section 8 shall be construed as independent of any of other provisions contained in this Agreement and shall be enforceable regardless of whether the Executive has a claim against the Employer under the Agreement or otherwise.

    9. CONFLICTING AGREEMENTS. Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not now subject to any covenants against competition or similar covenants which would affect the performance of his obligations hereunder.

    10. NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand and or sent by prepaid telex, cable or other electronic devices or sent, postage prepaid, by registered or certified mail or telecopy or overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

         (a)  if to the Executive:

              David Nettina
              8045 Merrimac Drive
              Manlius, New York 13104

         (b)  if to the Employer:

              SL Green Realty Corp.
              70 West 36th Street
              New York, New York 10018

or such other address as either party may from time to time specify by written notice to the other party hereto.

    11. AMENDMENTS. No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by the party against whom such amendment, modification or waiver is sought.

    12. SEVERABILITY. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

    13. SUCCESSORS. Neither this Agreement nor any rights hereunder may be assigned or hypothecated by the Executive. This Agreement may be assigned by the Employer and shall be binding upon, and inure to the benefit of, the Employer's successors and assigns.

    14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

    15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

    16. CHOICE OF VENUE. Executive agrees to submit to the jurisdiction of the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, for the purpose of any action to enforce any of the terms of this Agreement.

    17. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. The parties hereto shall not be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

    18. PARAGRAPH HEADINGS. Paragraph headings used in this Agreement are included for convenience of reference only and will not affect the meaning of any provision of this agreement.

    IN WITNESS WHEREOF, this Agreement is entered into as of the date and year first above written.


                             SL GREEN REALTY CORP.



                             By: /s/ Stephen L. Green
                                ---------------------------------
                                Name:  Stephen L. Green
                                Title: President



                              /s/ David Nettina
                             --------------------------------
                             David Nettina

                                 TERMS SHEET
                       STOCK LOAN TO DAVID J. NETTINA

Borrower:                         David J. Nettina, pursuant to terms of
                                  Employment Agreement.

Amount:                           $300,000.

Term:                             Three years.

Interest Rate:                    The Federal mid-term "Applicable Federal
                                  Rate" as in effect from time to time.

Purpose: Acquisition of Company Common Stock pursuant to Company Stock Option Plan.

Security:                         Pledge of acquired shares.

Funding Date:                     One year from date employment agreement is
                                  executed.

Per Share Acquisition Price:      The price per share of Common Stock on the
                                  New York Stock Exchange on the date of
                                  funding.

Repayment:                        One-third of Stock Loan (together with
                                  accrued interest on the Stock Loan) will be forgiven each year during the term of the Stock Loan, provided Borrower is then employed by the Company. In the event of a Change of Control of the Company, or the Borrower's death or permanent disability or termination of his employment by the Company without cause, the outstanding principal amounts of the Stock Loan will be forgiven in full. In the event Borrower leaves the employ of the Company or is terminated with cause, the outstanding amount of the Stock Loan will be immediately due and payable. The outstanding amount shall be equal to the amount then due and owing, pro rated for the number of months elapsed for the year in which termination occurs.